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EXHIBIT 14
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                                 TELKONET, INC.

                                 CODE OF ETHICS


I. PURPOSE AND APPLICABILITY

         The Board of Directors of Telkonet, Inc. (the "Corporation") has established this Code of Ethics (the "Code") for the purpose of deterring wrongdoing and promoting:

         o Honest and ethical conduct, including, but not limited to, the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the United States Securities and Exchange Commission (the "Commission") and other public communications of the Corporation;

         o Compliance with applicable governmental laws, rules and regulations;

         o Prompt internal reporting to the audit committee of the Corporation's Board of Directors (the "Audit Committee") of violations of the Code; and

         o    Accountability for adherence to the Code.

         The Code applies to the Corporation's Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, who are the Corporation's principal executive officers, respectively (individually a "Senior Officer" and collectively the "Senior Officers"). The provisions contained in the Code are designed to serve as guidelines for the Senior Officers in the performance of their duties on behalf of the Corporation. Accordingly, the Code does not create any new rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

II. ADMINISTRATION

         The Audit Committee shall administer the Code and may amend the Code from time to time as it deems necessary or appropriate. The Audit Committee shall determine, or shall designate other individuals to determine, appropriate action in response to violations of the Code. However, it is the individual responsibility of each Senior Officer to comply with the Code and the policies and procedures set forth herein.

III. STANDARDS OF CONDUCT

         It is the policy of the Corporation to comply with all applicable laws, regulations, orders, directives and judgments of any federal, state and local governmental agency or authority, court or administrative body (collectively referred to herein as the "Law"). The Corporation expects that each of its Senior Officers will obey the Law when acting on behalf of the Corporation.

         The Corporation also expects that each of its Senior Officers shall, in the performance of his or her duties:

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         o    Engage in honest and ethical conduct in accordance with prevailing standards of business conduct; and

         o Deal fairly, honestly and in good faith with the Corporation's customers, suppliers, competitors and employees in accordance with prevailing standards of business conduct.

IV. CONFLICTS OF INTEREST

         A. TRANSACTIONS AND INVESTMENTS. A Senior Officer shall not knowingly participate in any transaction or investment that conflicts with, or would reasonably appear to conflict with, the interests of the Corporation.

         B. USE OF POSITION OR CORPORATION PROPERTY OR INFORMATION. A Senior Officer shall not use his or her position or the Corporation's property or information for personal gain or the personal gain of members of his or her family or a business in which he or she has a material financial interest.

         C. COMPETITION WITH THE CORPORATION. A Senior Officer shall not compete directly with the Corporation while serving as an officer of the Corporation, if such competition causes injury to or has a substantial detrimental effect on the Corporation.

         D. BUSINESS OPPORTUNITIES. A Senior Officer shall not appropriate any business opportunity belonging to the Corporation while serving as an officer of the Corporation. The following factors should be considered in determining whether a business opportunity belongs to the Corporation:

         o The relationship between the Corporation's line of business and the business opportunity;

         o The Corporation's financial ability to take the business opportunity;

         o    The availability of the business opportunity to the Corporation;

         o Whether the business opportunity entails competition with the Corporation;

         o The capacity in which the business opportunity was presented to the Senior Officer;

         o The Corporation's interest in or expectancy of the business opportunity;

         o Whether the Senior Officer utilized the Corporation's resources in pursuing the opportunity; and

         o The practical advantage to the Corporation of the business opportunity.

         E. PROMPT DISCLOSURE OF POTENTIAL CONFLICTS. A Senior Officer shall promptly disclose to the Audit Committee any transaction or investment that is the subject of, or could be construed as the subject of, this Section IV.

V. COMPLIANCE WITH INTERNAL POLICIES AND PROCEDURES

         A. CONFIDENTIAL INFORMATION. A Senior Officer shall maintain the confidentiality of the Corporation's non-public information and any non-public information of third parties in accordance with the Corporation's confidentiality policies and any confidentiality agreements entered into by the Corporation.

         B. POLICY PROHIBITING INSIDER TRADING. A Senior Officer shall observe the Corporation's policy prohibiting trading on the basis of material, non-public information.

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         C. PUBLIC COMPANY REPORTING. A Senior Officer shall observe the
Corporation's disclosure controls and procedures with respect to filings made by the Corporation with the Commission.

         D. OTHER POLICIES AND PROCEDURES. A Senior Officer shall observe the Corporation's policies and procedures prohibiting retaliation, discrimination or harassment in the workplace.

VI. REPORTING PROCEDURES AND VIOLATIONS

         A. REPORTING OF VIOLATIONS. A Senior Officer shall report promptly to the Audit Committee any violations or suspected violations of the Code or any Law (each, a "Violation"). The Audit Committee shall take all appropriate action to investigate any Violations or suspected Violations

         B. NO RETALIATION. The Corporation shall not discharge, demote, suspend, threaten, harass, or discriminate in any other manner against any employee with respect to his or her terms or conditions of employment because the employee lawfully:

         o Provides information, causes information to be provided, or otherwise assists in an investigation regarding any conduct that the employee reasonably believes constitutes a Violation or a suspected Violation; or

         o Files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed, relating to an alleged Violation.

         C. WAIVER. The provisions of the Code may be waived only by the Board of Directors, the Audit Committee, or other committee of the Board of Directors to which the Board of Directors has delegated such authority. Notwithstanding the foregoing, the Corporation may not waive Paragraph B of this Section VI. Any changes to or waivers of any provision of the Code shall be disclosed in the Corporation's annual report on Form 10-KSB filed with the Commission, or otherwise as may be required or permitted by law.

         D. CONSEQUENCES OF VIOLATION. Violations of the Code shall subject the Senior Officer to disciplinary action, including, without limitation, suspension, demotion or discharge.

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